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As filed with the Securities and Exchange Commission on September 14, 2004

Registration No. 333-116825

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clayton Williams Energy, Inc.
(Exact name of registrant as specified in its charter)

6 Desta Drive, Suite 6500
Midland, Texas 79705-5510
(432) 682-6324
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Delaware (State or other jurisdiction of incorporation or organization)		74-2396863 (I.R.S. Employer Identification Number)
L. Paul Latham
Executive Vice President
and Chief Operating Officer
Clayton Williams Energy, Inc.
6 Desta Drive, Suite 6500
Midland, Texas 79705-5510
(432) 682-6324
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: William R. Volk Barry Burgdorf Vinson & Elkins L.L.P. The Terrace 7 2801 Via Fortuna, Suite 100 Austin, Texas 78746-7568 (512) 542-8400 (512) 542-8612 (Fax)

        Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2004

1,380,869 Shares

Clayton Williams Energy, Inc.

Common Stock

        This prospectus relates to the offer and sale from time to time of up to 1,380,869 shares of our common stock by certain of our stockholders named in this prospectus. These stockholders acquired the shares directly from us in a private placement completed on May 25, 2004. We will not receive any proceeds from the sale of these shares although we are obligated to pay the expenses of preparing this prospectus and the related registration statement.

        These shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell these shares through ordinary brokerage transactions, directly to market makers or through any other means described in "Plan of Distribution."

        Our common stock is quoted on the Nasdaq National Market under the symbol "CWEI." On September 10, 2004, the last reported sale price of our common stock was $17.93 per share. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices.

        Investing in our Common Stock Involves Risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our principal executive offices are located at 6 Desta Drive, Suite 6500, Midland, Texas 79705-5510, and our telephone number at this location is (432) 682-6324.

September 14, 2004.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
RECENT DEVELOPMENTS	2
RISK FACTORS	3
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND MORE INFORMATION	13

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The Company can only assure you that the information in this prospectus is accurate as of the date on the cover of this prospectus.

i

FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information and documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. However, management's assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

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  production variance from expectations,
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  volatility of oil and natural gas prices,
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  results of hedging transactions,
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  our ability to develop and replace reserves,
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  costs and results of drilling new projects and other exploration risks,
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  the substantial capital expenditures required to fund operations,
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  our source of liquidity,
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  access to capital,
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  environmental risks,
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  uncertainties about estimates of reserves,
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  competition,
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  litigation,
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  government regulation,
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  political risks,
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  our ability to successfully integrate acquired operations into our existing operations,
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  our ability to implement our business strategy,
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  mechanical and other inherent risks associated with oil and natural gas production,
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  weather,
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  availability of drilling equipment and
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  changes of interest rates.

        Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured precisely. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. While the Company currently believes that its reserve estimates are reasonable, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        All forward-looking statements, express or implied, included in this prospectus and the documents we incorporate by reference and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

RECENT DEVELOPMENTS

Acquisition of Southwest Royalties

        On May 21, 2004, we acquired through a merger all the outstanding common stock of Southwest Royalties, Inc. ("Southwest"), a privately held company engaged in oil and gas exploration, production, development and acquisition activities in the United States. In connection with the acquisition, we paid $57.1 million, or $45.01 per share, to holders of Southwest common stock and common stock warrants, assumed and refinanced approximately $113.9 million of Southwest's bank debt and incurred $13.3 million of merger-related costs and bank fees.

        Southwest is now our wholly owned subsidiary. Substantially all of Southwest's properties are located in the Permian Basin area of Texas and southeastern New Mexico. Southwest owns interests in over 6,000 oil and gas wells, and is the operator of approximately 1,400 of these wells. We estimate that the Southwest acquisition added approximately 180 Bcfe to our proved oil and gas reserves as of the date of acquisition. Southwest reported proved reserves of 186 Bcfe as of December 31, 2003. We also believe that the Southwest acquisition will significantly extend the estimated productive life of our reserves. We estimate that the average life of reserves acquired through the Southwest acquisition is 16.2 years and that the average productive life of our reserves on a combined basis is 6.6 years.

        We are currently evaluating up to 200 gross (100 net) well locations on leasehold acreage obtained through the Southwest acquisition that may be suitable for conducting lower-risk developmental drilling activities. We believe that pursuing developmental activities at these locations will complement our efforts to obtain oil and gas reserves through higher-risk exploration activities. We plan to increase spending on exploration and development activities during 2004 to approximately $101 million, excluding the cost of acquiring Southwest. Of these planned expenditures, approximately 85% will be on exploratory prospects. We expect expenditures to be more balanced between exploration and development activities in 2005. We may also decide to selectively divest properties acquired through the Southwest acquisition that are outside of our strategic focus.

        We accounted for the Southwest acquisition using the purchase method of accounting for business combinations. Under this method of accounting, we are deemed to be the acquirer, and Southwest's assets and liabilities have been revalued and recorded at their estimated fair values.

        We funded the acquisition of Southwest with the proceeds of borrowings under a new bank credit facility arranged by Bank One, NA, consisting of a three-year, $300 million revolving credit facility and a four-year, $75 million senior term credit facility. The bank credit facility provides an initial borrowing base of $180 million, and replaced our previous credit facility, which had a borrowing base of $95 million. We borrowed $105 million under the revolving credit facility and $75 million under the term credit facility to finance the Southwest acquisition, and we borrowed $51.4 million under the revolving credit facility to refinance the outstanding balance under our previous credit facility.

        On May 25, 2004, we sold 1,380,869 shares of our common stock in a private placement to the stockholders named in this prospectus at a price of $23.00 per share. We applied $25 million of the net proceeds from the private placement to reduce the outstanding balance under the senior term credit facility to $50 million and applied the remaining net proceeds of approximately $4.9 million to repay indebtedness under the revolving credit facility.

        Our long-term debt (including current maturities) increased from $55.7 million at December 31, 2003 to $227.8 million at June 30, 2004 and increased as a percentage of total capitalization (debt plus stockholders' equity) over the same period from 36% to 62%. The loan agreements under our credit facility contain financial covenants that require us to maintain a current ratio of at least 1-to-1, a ratio of indebtedness to cash flow of not more than 3-to-1, and a ratio of reserve value to indebtedness of not less than 1.5-to-1. We are in compliance with these and other covenants under these agreements as of the date of this prospectus.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the following risk factors together with the other information contained in this prospectus or in any document incorporated by reference into this prospectus before you decide to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

We may not be able to successfully find and produce oil or natural gas in areas in which we explore

        We are primarily an exploration company. For 2004, more than 85% of our currently planned capital expenditures, excluding acquisitions, will be on exploratory prospects. Exploration activities involve the drilling of wells in areas where there is little or no known production. Development activities relate to increasing oil or natural gas production from an area that is known to be productive by drilling additional wells, working over and recompleting existing wells and other production enhancement techniques. Exploration is a higher risk activity than development. Exploration projects are identified through subjective analysis of geological and geophysical data, including the use of 3-D seismic and other available technology. By comparison, the identification of development prospects is significantly based upon existing production surrounding or adjacent to the proposed drilling site.

        Our exploration activities subject us to a greater risk of drilling dry holes or not finding oil or natural gas that can be produced economically. The seismic data and other technology we use does not allow us to know with certainty prior to drilling a well whether oil or natural gas is present or can be produced economically. In 2003, 10 gross (8.8 net) of the 16 gross (12.7 net) wells drilled and completed in south Louisiana and the Cotton Valley Reef Complex were dry holes, and we were unsuccessful in completing the lower formations of our Fleur #1 well, resulting in a pre-tax charge of $8.6 million in the second quarter of 2004. We cannot assure you that any of our future exploration efforts will be successful, and if such activities are unsuccessful, it will have a significant adverse affect on our results of operations, cash flow and capital resources.

If we do not replace reserves we produce, our financial results will suffer

        In general, the volume of production from an oil and gas property declines as reserves related to that property are depleted. The decline rates depend upon reservoir characteristics. Historically, our oil and gas properties have had steep rates of decline and short estimated productive lives. During 2003, we replaced 28% of our 2003 net production through extensions and discoveries. After adjusting our reserves for downward revisions of previous estimates, we realized a net replacement of only 5% of our 2003 net production. In 2002, we replaced 207% of our 2002 net production, consisting of 119% from acquisitions of proved properties, 70% from upward revisions of previous estimates and 18% from extensions and discoveries.

        Our oil and gas reserves will decline as they are produced unless we are able to conduct successful exploration and development activities or acquire additional properties with proved reserves. If we do not replace our production with new reserves over time, we will liquidate our reserves, which could affect our liquidity and capital resources. We cannot assure you that we can successfully find and produce reserves economically or acquire additional proved reserves at acceptable costs in the future.

Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business

        Acquired properties, like those we acquired in the Southwest transaction, can be subject to significant unknown liabilities. Prior to completing an acquisition, we generally do not conduct a detailed review of each individual property to be acquired in an acquisition. Even a detailed review or inspection of each property may not reveal all existing or potential liabilities associated with owning or operating the property. Moreover, some potential liabilities, such as environmental liabilities related to groundwater contamination, may not be discovered even when a review or inspection is performed.

        Our initial reserve estimates for acquired properties may be inaccurate. Downward adjustments to our estimated proved reserves, including reserves added through acquisitions, could require us to write down the carrying value of our oil and gas properties, which would reduce our earnings and our stockholders' equity.

        Our failure to integrate Southwest or other acquired businesses successfully into our existing business could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

        The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

We are highly leveraged and our significant indebtedness could limit our ability to successfully operate our business

        We currently have a high level of debt. Our ratio of long-term debt to total capitalization increased from 36% at December 31, 2003 to 62% at June 30, 2004. Our exploration and development program will require substantial capital resources, estimated to be approximately $101 million in 2004, and our existing operations will also require ongoing capital expenditures. In addition, if we decide to pursue additional acquisitions, our capital expenditures will increase both to complete such acquisitions and to explore and develop any newly acquired properties. The degree to which we are leveraged could have other important consequences, including the following:

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  we may need to dedicate a portion of our cash flows from operations to the payment of our indebtedness, reducing the funds available to pay for our operations;

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  a portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

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  we may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

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  our degree of leverage may make us more vulnerable to a downturn in our business or the economy generally;

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  the terms of our existing credit arrangements contain numerous financial and other restrictive covenants;

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  our debt level could limit our flexibility in planning for or reacting to changes in our business and in the oil and gas industry; and

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  we may have difficulties borrowing money in the future.

        To the extent we incur additional indebtedness in the future, these risks could intensify.

        Any failure to meet our debt obligations could harm our business, financial condition and results of operation. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient to meet scheduled payments of interest and principal in the future, including payments under our bank credit facility, and any such alternative measures may be unsuccessfully or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

The availability of capital resources or loss of our liquidity may adversely impact our operations

        Our current cash flow forecasts indicate that the amount of funds available to us under our bank credit facility combined with our anticipated operating cash flow will be sufficient to finance our capital expenditures, excluding acquisitions, and will provide us with adequate liquidity for at least the next twelve months. Events, such as those described below, could cause the borrowing base under our bank credit facility to be less than expected, cash flow to be less than expected or capital expenditures to be more than expected.

        Adverse changes in reserve estimates or commodity prices could reduce our borrowing base.    The banks establish the borrowing base at least twice annually by preparing a reserve report using price-risk assumptions they believe are proper under the circumstances. Any adverse changes in estimated quantities of reserves, the pricing parameters being used or the risk factors being applied since the date of the last borrowing base determination could lower the borrowing base under our bank credit facility. If our outstanding debt exceeds our borrowing base, we will not be able to borrow any additional funds, and we will be required to repay the excess or convert the debt to a term note. Without availability under adequate credit arrangements, we may be unable to meet our obligations as they mature.

        Shortfalls or delays in production could reduce our cash flow from operating activities.    We rely on estimates of reserves to forecast our cash flow from operating activities. If the production from those reserves is delayed or is lower than expected, our cash flow from operating activities may be lower than we anticipated.

        Delays in bringing successful wells on production may reduce our liquidity.    As a general rule, we experience a significant lag time between the initial cash outlay on a prospect and the inclusion of any value for such prospect in the borrowing base under the our bank credit facility. Until a well is on production, the banks may assign only a minimal borrowing base value to the well, and cash flow from the well are not available to fund our operating expense. Delays in bringing wells on production may reduce the borrowing base significantly, depending on the amounts borrowed and the length of the delays.

Volatility of oil and gas prices significantly affects our cash flow and capital resources and could hamper our ability to produce oil and gas economically

        Historically, the markets for oil and gas have been volatile, and we believe that they are likely to continue to be volatile. Significant changes in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control. We cannot predict, with any degree of certainty, future oil and natural gas prices.

        Changes in oil and natural gas prices significantly affect our revenues, operating results, profitability and the value of our oil and gas reserves. Those prices also affect the amount of cash flow available for capital expenditures, our ability to borrow money or raise additional capital and the amount of oil and natural gas that we can produce economically. The amount we can borrow under our bank credit facility is subject to periodic redeterminations based in part on current prices for oil and natural gas at the time of the redetermination.

        Changes in oil and gas prices impact both our estimated future net revenue and the estimated quantity of proved reserves. Price increases may permit additional quantities of reserves to be produced economically, and price decreases may render uneconomic the production of reserves previously classified as proved. Thus, we may experience material increases and decreases in reserve quantities solely as a result of price changes and not as a result of drilling or well performance.

Hedging transactions may limit our potential gains and involve other risks

        From time to time, we use commodity derivatives, consisting of "swaps," "collars" and "floors," to attempt to optimize the price we receive for the sale of our oil and natural gas production. When using swaps to hedge our oil and natural gas production we receive a fixed price for the hedged commodity and pay a floating market price as defined in each contract (generally NYMEX futures prices), resulting in a net amount due to or from the counterparty at the settlement date. Collars are a combination of options that provide us with a put option (fixed floor price) in exchange for a call option (fixed ceiling price). If the market price for the hedged commodity exceeds the fixed ceiling price or falls below the fixed floor price, then we receive the fixed price and pay the market price. If the market price is between the fixed floor and the fixed ceiling prices, then no payments are due from either party. In addition, we may purchase put options in which we pay the counterparty the fair value of the option at the purchase date and receive from the counterparty the excess, if any, of the fixed floor price over the floating market price.

        The decision to initiate or terminate commodity hedges is made by management based on its expectation of future market price movements. We have no set goals for the percentage of our production we hedge and we do not use any formulas or triggers in deciding when to initiate or terminate a hedge. However, our current credit facility that we entered into when we closed the acquisition of Southwest requires us to hedge at least 60% of our expected oil and gas production through 2005. If we enter into swaps or collars and the floating market price at the settlement date is higher than the fixed price or the fixed ceiling price, we will forego revenue we would have otherwise received. If we terminate a swap, collar or floor because we anticipate future increases in market prices, we may be exposed to downside risk that would not have existed otherwise.

Because our proved reserves are concentrated in limited geographic areas, an adverse development with respect to a single well or area of operations could adversely affect our business

        Our proved developed reserves are concentrated in a limited number of fields and properties. In addition, substantially all of our estimated present value of proved reserves are located in four geographic areas: the Austin Chalk (Trend); the Cotton Valley Reef Complex area; south Louisiana; and the Permian Basin. Such concentration of reserves makes us substantially dependent upon a few selected oil and gas properties and more susceptible to adverse developments with respect to any single well or area of operations, such as adverse weather conditions, unanticipated subsurface conditions, oil and gas transportation interruptions or stoppages or mechanical failures. An adverse event related to a single well or geographic area may have a significant adverse effect on our reserves, production, cash flow and general financial condition.

By extending credit to our customers, we are exposed to potential economic loss

        We sell our oil and natural gas production to various customers, serve as operator in the drilling, completion and operation of oil and gas wells, and enter into derivatives with various counterparties. As appropriate, we obtain letters of credit to secure amounts due from our principal oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties. In 2003, we increased the allowance for doubtful accounts related to amounts due from joint interest owners by approximately $900,000. We cannot assure you that we will not suffer any economic loss related to credit risks in the future.

Mechanical failures and shortages or delays in obtaining drilling and other equipment may prevent us from recovering our investment in new wells

        Our business is dependent on the use of equipment and machinery, most of which is owned by others. If we encounter unexpected drilling conditions without the appropriate equipment, or encounter equipment failures or accidents, the costs of our drilling operations could increase or our drilling operations could fail to result in discovery of new oil and gas reserves. In addition, the costs of, or shortages or delays in the availability of, drilling rigs, tubular materials and equipment could curtail, delay or cancel our drilling operations and as a result, we may not recover all or any portion of our investment in new wells.

If we do not have access to oil and natural gas transportation facilities our results of operation could be adversely affected and adversely affect how we market our oil and gas production

        The marketability of our oil and natural gas production depends in large part on the availability, proximity and capacity of pipeline systems owned by third parties. The unavailability of or lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of drilling plans for properties. Material changes in these business relationships could materially affect our operations. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Some of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties

        Competition in all areas of our operations is intense. We experience competition from major and independent oil and gas companies and oil and gas syndicates in bidding for desirable oil and gas properties, as well as in acquiring the equipment, data and labor required to operate and develop such properties. A number of our competitors have financial resources and acquisition, exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. If we are unable to acquire oil and gas properties and exploratory prospects and replace our reserves that we produce, our liquidity and capital resources could suffer.

        In addition, the oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. The price and availability of alternative energy sources could adversely affect our revenue.

Weather, unexpected subsurface conditions and other unforeseen operating hazards may adversely impact our oil and gas activities

        Our operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In addition, the presence of unanticipated pressures or irregularities in formations, miscalculations, or accidents may cause our drilling activities to be unsuccessful and result in a total loss of our investment.

Compliance with environmental and other government regulations could be costly and could negatively impact production

        Our oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

        All of the states in which we operate generally require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. The statutes and regulations of certain states also limit the rate at which oil and gas can be produced from our properties.

        The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive for sales of such production. Since the mid-1980s, the FERC has issued various orders that have significantly altered the marketing and transportation of gas. These orders resulted in a fundamental restructuring of interstate pipeline sales and transportation services, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. These FERC actions were designed to increase competition within all phases of the gas industry. The interstate regulatory framework may enhance our ability to market and transport our gas, although it may also subject us to greater competition and to the more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

        Our sales of oil and natural gas liquids are not presently regulated and are made at market prices. The price we receive from the sale of those products is affected by the cost of transporting the products to market. The FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rate to inflation, subject to certain conditions and limitations. We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs which may have the effect of reducing wellhead prices for oil and natural gas liquids.

Clayton W. Williams owns a significant percentage of our common stock and this concentration of share ownership may adversely affect the market price of our stock

        Clayton W. Williams beneficially owns, either individually or through his affiliates, approximately 48% of the outstanding shares of our common stock. Mr. Williams is also the Chairman of the Board and Chief Executive Officer. As a result, Mr. Williams has significant influence in matters voted on by our shareholders and in management decisions. Mr. Williams effectively controls the election of our Board members through his ownership of our common stock. Mr. Williams actively participates in all facets of our business and has a significant impact on both our business strategy and daily operations. This concentration of ownership may discourage a potential acquiror from making an offer to buy our company that other stockholders might find favorable which, in turn, could adversely affect the market price of our common stock. The retirement, incapacity or death of Mr. Williams, or any change in the power to vote his shares, could result in negative market or industry perception and could have a material adverse effect on the market price of our common stock or on our business.

Anti-takeover provisions in our charter documents may discourage potential acquirors and limit the market price of our stock

        Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our Board of Directors that our stockholders might consider favorable. Our Board of Directors is divided into three classes, with the directors of each class serving staggered terms of three years each or until their respective successors are elected and qualified. In addition, our Board of Directors may issue serial preferred stock with such rights and preferences as the board may determine, without stockholder approval. These provisions could limit the price that investors would be willing to pay in the future for shares of our common stock

        In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation and bylaws, each as amended, and of Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our Board of Directors or initiate actions that are opposed by the then-current Board of Directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our Board of Directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from the sale of common stock under this prospectus.

SELLING STOCKHOLDERS

        We are registering all 1,380,869 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of these shares to the selling stockholders in a private placement transaction. We are registering the shares in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. See "Plan of Distribution."

        The following table lists the selling stockholders and other information regarding the ownership of common stock by each of the selling stockholders as of September 10, 2004:

			Shares Owned After the Offering(1)
Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Number of Shares Being Offered
			Shares	Percent(2)
Columbia Acorn Fund(3)	440,000	440,000	—	—
Capital Ventures International(4)	217,391	217,391	—	—
State Street Research Small Cap Energy Fund, LLC(4)(5)	200,900	150,000	50,900	*
BBT Fund, L.P.(6)	200,000	200,000	—	—
Raytheon Company Salaried Pension Plan(5)	125,000	40,000	85,000	*
Raytheon Company Combined—DB/DC Master Trust(5)	41,000	20,000	21,000	*
Bellsouth Corporation Master Pension Trust(5)	190,000	50,000	140,000	1.3%
Portside Growth and Opportunity Fund(7)	100,000	100,000	—	—
Edison Sources Ltd.(5)	60,000	40,000	20,000	*
Concentrated Alpha Partners, L.P.(6)	50,000	50,000	—	—
Bluegrass Growth Fund LP(8)	43,478	43,478	—	—
UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Master Ltd.(9)	30,000	30,000	—	—
Total	1,697,769	1,380,869	316,900	2.9%

*
Less than 1%
(1)
Assumes the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire any additional shares.

(2)
The percentage of common stock owned after the offering is based on total shares outstanding of 10,773,864 as of September 10, 2004.
(3)
Chuck McQuaid, Chief Investment Officer of Columbia Wagner Asset Management, L.P., has investment authority over the shares of common stock held by this selling stockholder.
(4)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of the shares held by this selling stockholder. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(5)
State Street Research & Management Company ("SSRM") acts as investment advisor to these selling stockholders and may be deemed to beneficially own shares owned by or for the account of these selling stockholders. Daniel J. Rice, III has investment authority over the shares of common stock held by this selling stockholder. SSRM has disclaimed beneficial ownership of all such shares.
(6)
Sid Bass has investment authority over the shares of common stock held by this selling stockholder.
(7)
The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co., the Managing Members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares. Messrs. Cohen, Stark, Strauss and Solomon therefore disclaim beneficial ownership of such shares.
(8)
Brian Shatz, Managing Member, has investment authority over the shares of common stock held by this selling stockholder.
(9)
O'Connor PIPEs Corporate Strategies Master Ltd. is a fund managed by UBS O'Connor LLC, a subsidiary of UBS AG, a publicly traded company listed on the NYSE.

PLAN OF DISTRIBUTION

        The selling stockholders (or, subject to applicable law, their pledges, donees, distributes, transferees, or successors in interest) are offering shares of our common stock that they acquired from us in a private placement transaction. This prospectus covers the resale by the selling stockholders of up to 1,380,869 shares of common stock.

        In connection with our issuance to the selling stockholders of our common stock in the private placement, we are filing a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC. The registration statement covers the resale of the common stock from time to time as indicated in this prospectus. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective for a period not to exceed two years and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the selling stockholders' sale of the shares covered by this prospectus. We have agree to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

        The selling stockholders may sell the shares of common stock described in this prospectus directly or through underwriters, brokers, dealers or agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of the common stock covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling shareholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

        The selling stockholders may sell shares of common stock from time to time in one or more transactions:

  •
  at fixed prices that may be changed;

  •
  at market prices prevailing at the time of sales;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        The selling stockholders may offer their shares of common stock in one or more of the following transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  through options;

  •
  by pledge to secure debts and other obligations;

  •
  by a combination of the above methods of sale; or

  •
  to cover short sales made pursuant to this prospectus.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with brokers or dealers, and in connection with those transactions, brokers or dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the brokers or dealers of the shares, which the brokers or dealers may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledge shares pursuant to this prospectus.

        The SEC may deem the selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock to the "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the common stock in the ordinary course of its business, and at the time the selling stockholder purchased the common stock it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

        Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.

LEGAL MATTERS

        The validity of the common stock offered under this prospectus will be passed upon by Vinson & Elkins L.L.P., Austin, Texas.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" as of January 1, 2003, a change in the method of computing depletion as of January 1, 2002, and a change in method of accounting for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

        The consolidated financial statements of Southwest as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" as of January 1, 2003, and a change in method of accounting for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

        The estimates of proved reserves, estimated future net revenues and present value thereof incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2003 have been derived from the reports of Williamson Petroleum Consultants, Inc., independent petroleum engineers, and all such information has been so included in reliance on the authority of such firm as experts regarding the matters contained in their reports.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC, under the Securities and Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

        Our filings are also available to the public through:

  •
  the SEC's web site at http://www.sec.gov; and

  •
  The National Association of Securities Dealers, Inc.
  1735 K Street, N.W.
  Washington, D.C. 20006-1500

        This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its website.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus or by information contained in a later filed document incorporated by reference. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Clayton Williams Energy, Inc. SEC Filings (SEC File No. 0-20838)	Period
The description of our common stock as set forth in our Registration Statement on Form S-2 (Registration No. 333-13441), including any amendments or reports filed for purposes of updating such description.	Filed October 4, 1996
Annual Report on Form 10-K	Fiscal year ended December 31, 2003, filed March 11, 2004
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2004, filed May 5, 2004
Quarterly period ended June 30, 2004, filed August 9, 2004
Current Reports on Form 8-K
Filed on May 7, 2004
Filed on May 10, 2004
Filed on May 20, 2004
Filed June 2, 2004
Filed June 3, 2004, as amended by Current Report on Form 8-K/A filed June 23, 2004
Filed August 9, 2004
Filed August 19, 2004

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Clayton Williams Energy, Inc.
6 Desta Drive, Suite 6500
Midland, Texas 79750-5510
(432) 682-6324
Attn: Investor Relations

        We are also incorporating by reference all documents filed with the SEC by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to termination of the offering made hereby. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE STATEMENTS AND REPRESENTATIONS CONTAINED WITHIN THIS PROSPECTUS ARE MADE AS OF THE DATE INDICATED ON THE COVER PAGE. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THAT DATE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$4,201
Legal fees and expenses	100,000
Accounting fees and expenses	100,000
Printing expenses	10,000
Miscellaneous	10,000
Total	$224,201

        We have agreed to pay all fees and expenses incident to the registration of the shares.

Item 15. Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director:

  •
  For any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  Under Section 174 of the DGCL; or

  •
  For any transaction from which the director derived an improper personal benefit.

        In accordance with Section 102(b)(7), Article VI of our Second Restated Certificate of Incorporation, as amended, provides that, in general, no director of the registrant shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

        In addition, Article IX of our Second Restated Certificate of Incorporation, as amended, and Article VI of our Bylaws provide, in general, that we shall indemnify each of our directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger among Clayton Williams Energy, Inc., CWEI-SWR, Inc. and Southwest Royalties, Inc., dated May 3, 2004 (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 3, 2004†).

* All schedules to this Exhibit 2.1 filed herewith have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule to the Commission upon request.
3.1
Second Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-2, dated October 4, 1996, Commission File No. 333-13441).
3.2
Certificate of Amendment of Second Restated Certificate of Incorporation of Clayton Williams Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the period ended September 30, 2000 filed on November 14, 2000†).
3.3	Bylaws of the Company (Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 dated August 22, 1995, Commission File No. 033-43350).
4.1
Form of Stock Purchase Agreement dated May 19, 2004 by and among the Company and the selling stockholders (Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed on June 2, 2004†).
*5.1	Opinion of Vinson & Elkins L.L.P.
*23.1	Consent of Independent Registered Public Accounting Firm (relating to Clayton Williams Energy, Inc.)
*23.2	Consent of Independent Registered Public Accounting Firm (relating to Southwest Royalties, Inc.)
*23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
*23.4	Consent of Williamson Petroleum Consultants, Inc.
*24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

*
Filed herewith
†
Filed under the Company's Commission File No. 001-10924

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   That:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on September 14, 2004.

CLAYTON WILLIAMS ENERGY, INC.
By	/s/ MEL G. RIGGS Mel G. Riggs Senior Vice President-Finance and Chief Financial Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CLAYTON W. WILLIAMS* Clayton W. Williams	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)	September 14, 2004
/s/ L. PAUL LATHAM L. Paul Latham	Executive Vice President, Chief Operating Officer and Director	September 14, 2004
/s/ MEL G. RIGGS Mel G. Riggs	Senior Vice President—Finance, Secretary, Treasurer, Chief Financial Officer and Director (principal financial officer)	September 14, 2004
/s/ MICHAEL L. POLLARD Michael L. Pollard	Vice President—Accounting (principal accounting officer)	September 14, 2004
/s/ STANLEY S. BEARD* Stanley S. Beard	Director	September 14, 2004
/s/ DAVIS L. FORD* Davis L. Ford	Director	September 14, 2004
/s/ ROBERT L. PARKER* Robert L. Parker	Director	September 14, 2004
Jordan R. Smith	Director	September 14, 2004
*By:	/s/ L. PAUL LATHAM L. Paul Latham Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger among Clayton Williams Energy, Inc., CWEI-SWR, Inc. and Southwest Royalties, Inc., dated May 3, 2004 (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 3, 2004†).

* All schedules to this Exhibit 2.1 filed herewith have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule to the Commission upon request.
3.1
Second Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-2, dated October 4, 1996, Commission File No. 333-13441).
3.2
Certificate of Amendment of Second Restated Certificate of Incorporation of Clayton Williams Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the period ended September 30, 2000 filed on November 14, 2000†).
3.3	Bylaws of the Company (Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 dated August 22, 1995, Commission File No. 033-43350).
4.1
Form of Stock Purchase Agreement dated May 19, 2004 by and among the Company and the selling stockholders (Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed on June 2, 2004†).
*5.1	Opinion of Vinson & Elkins L.L.P.
*23.1	Consent of Independent Registered Public Accounting Firm (relating to Clayton Williams Energy, Inc.)
*23.2	Consent of Independent Registered Public Accounting Firm (relating to Southwest Royalties, Inc.)
*23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 hereto)
*23.4	Consent of Williamson Petroleum Consultants, Inc.
*24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

*
Filed herewith
†
Filed under the Company's Commission File No. 001-10924

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY